Exhibit 99.1

PRESS RELEASE

US$

ABWTQ (OTC)

AbitibiBowater Closes $850,000,000

Senior Secured Notes Offering

MONTREAL, CANADA, October 4, 2010 – AbitibiBowater Inc. (“AbitibiBowater”) announced today the closing of the sale of $850 million aggregate principal amount of 10.25% senior secured notes due 2018 (the “Notes”) in a private placement under Rule 144A and Regulation S (the “Notes Offering”). The Notes were issued by ABI Escrow Corporation, a wholly owned subsidiary of AbitibiBowater. ABI Escrow Corporation will merge with and into AbitibiBowater in connection with AbitibiBowater’s and its subsidiaries’ emergence from creditor protection, which is expected to occur this fall, subject to confirmation of its U.S. plan of reorganization.

Proceeds of the Notes Offering have been placed in escrow until the effectiveness of the plans of reorganization. The net proceeds from the sale of the Notes will be used upon emergence to repay certain existing debt.

Following emergence, the Notes will be senior secured obligations of AbitibiBowater, will be guaranteed by AbitibiBowater’s material U.S. wholly-owned subsidiaries and will be secured by substantially all the U.S. assets of AbitibiBowater and the guarantors and the stock of certain subsidiaries.

The Notes have not been and will not be registered under the Securities Act or any state securities laws. Further, the Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements and, therefore, will be subject to substantial restrictions on transfer. The Offering is being made only to qualified institutional buyers inside the United States and to certain non-U.S. investors located outside the United States.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Forward-Looking Statements

Statements in this press release that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about AbitibiBowater’s exit financing plans. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “plan,” “will,” and other terms with similar meaning indicating possible future events or potential impact on the business or other stakeholders of AbitibiBowater and its subsidiaries.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the timing of the confirmation of the Company’s U.S. plan reorganization, the condition of the U.S. credit markets generally and difficult industry conditions. Additional factors are detailed from time to time in AbitibiBowater’s filings with the Securities and Exchange Commission (SEC), including those factors contained in AbitibiBowater’s Current Report on Form 8-K filed on September 14, 2010. All forward-looking statements in this news release are expressly qualified by information contained in AbitibiBowater’s filings with the SEC. AbitibiBowater disclaims any obligation to update or revise any forward-looking information.

Contacts

Investors	Media and Others
Duane Owens	Seth Kursman
Vice President, Finance	Vice President, Public Affairs, Sustainability & Environment
864 282-9488	514 394-2398
seth.kursman@abitibibowater.com